EXHIBIT 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Investor Contact:

Chanda Hughes

Media Contact:

Katharina Hayes

803-326-4010	803-326-3941
Email: HughesC@3dsystems.com	Email: HayesK@3dsystems.com

3D Systems to Purchase New Global Headquarters

ROCK HILL, S.C., December 20, 2006 – 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions, today announced that it has reached an agreement to purchase its new 80,000-square-foot global headquarters and research and development facility in Rock Hill, S.C. Previously, the company intended to lease this built-to-suit facility for a period of 15 years.

On December 18, 2006, 3D Systems agreed to purchase its new global headquarters for a purchase price of $10,048,000, which price is subject to certain credits and adjustments. Pursuant to the purchase contract, 3D Systems made an initial earnest money deposit on December 18, 2006, in the amount of $301,440 and is obligated to make an additional earnest money deposit on January 2, 2007, in the amount of $703,360. 3D Systems has the right to terminate the purchase contract on or before January 2, 2007, and unless it does so, subject to certain circumstances set forth in the purchase contract, the earnest money deposits will become non-refundable. Subject to certain customary conditions, 3D Systems expects to close the purchase of its new facility on or before January 31, 2007. In the event that the purchase of the building does not occur, 3D Systems expects to continue to lease it under the lease that is currently in effect.

3D Systems also executed a third amendment to the lease that the company signed in February 2006. This amendment provides that 3D Systems will pay a monthly amount of $53,940 representing the landlord’s carrying costs commencing on November 22, 2006 and expiring upon the closing of the purchase of the facility. The amendment also obligates 3D Systems to pay an additional $180,875 of the costs of the completion of the facility.

 “We are pleased to share with our customers and partners that we have taken another significant step in our long-term commitment to the greater Rock Hill and York County areas by entering into an agreement to purchase our new global headquarters,” said Abe Reichental, 3D Systems’ president and chief executive officer. “After the effective consolidation of our activities and a month of successful operations, we are excited to have the opportunity to undertake the ownership of this world-class facility. We believe that our investments in leading-edge infrastructure exemplified by this new facility and advanced tools and capabilities will go a long way toward enhancing the service we provide to our customers and improve our long-term operating efficiencies.”

3D Systems’ new facility is located in Rock Hill’s Waterford Business Park, just 25 miles south of Charlotte, N.C. In keeping with its commitment to leadership through technology, the company dedicated about half the square footage of the facility to high-tech research and development laboratories and a state-of-the-art 18,000-square-foot Rapid Manufacturing Center (RMC), featuring 3D Systems’ comprehensive Rapid Prototyping, Rapid Manufacturing and 3-D Printing systems and solutions.

To bolster interaction and creativity, 3D Systems created inviting meeting areas to encourage informal communication and large, open, flexible and mobile work spaces with an organic neighborhood feeling throughout the building.

“We have achieved our goal to design and build an open, modern facility that is conducive to creativity, innovation, communication and teamwork,” continued Reichental. “We have created an environment that promotes interaction among our 3D Systems’ team members and our customers and also showcases our technology to all our customers, suppliers, investors and prospective employees.”

3D Systems plans to celebrate the opening of its new global headquarters with the local business community, customers, stockholders, the general public, family and friends from January 17 through January 20, 2007.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations, including matters relating to the proposed restatements of the company’s financial statements and related matters described herein, and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

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